As filed with the Securities and Exchange Commission on August 18, 2009.

Registration No. 333-139998

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LOGICVISION, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3166964
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

LogicVision, Inc.

25 Metro Drive, Third Floor

San Jose, California 95110

(408) 453-0146

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

DEAN M. FREED

President

LogicVision, Inc.

8005 SW Boeckman Road

Wilsonville, Oregon 97070-7777

(503) 685-7000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-139998) of LogicVisions, Inc. (the “Company”) filed on January 16, 2007 (as amended, the “Registration Statement”), pertaining to the registration of common stock, par value $0.0001 per share (the “Common Stock”), of the Company.

Mentor Graphics Corporation, an Oregon corporation (“Mentor Graphics”), Fulcrum Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Mentor Graphics (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger dated as of May 6, 2009 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into the Company (the “Merger”), the Company would become a wholly owned subsidiary of Mentor Graphics, and all outstanding shares of the Common Stock would be converted into the right to receive 0.2006 of a share of Mentor Graphics common stock.

On August 18, 2009, the Company held an annual meeting of stockholders at which the Company’s stockholders approved and adopted the Merger Agreement and approved the Merger. The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on August 18, 2009 (the “Effective Time”).

As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of its Common Stock which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all Common Stock registered pursuant to the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilsonville, State of Oregon, on August 18, 2009.

LOGICVISION, INC.

By	/s/ Dean M. Freed
Dean M. Freed President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dean M. Freed Dean M. Freed	Director and President (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)	August 18, 2009